Exhibit 99.3
FINANCIAL GUIDANCE SUMMARY
WebMD Health Corp.
2010 Financial Guidance
(in millions, except per share amounts)

	Year Ended
	December 31, 2010
	Guidance Range
Revenue	$510.0	$525.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$150.0	$158.0

Interest, taxes, non-cash and other items (b)
Interest income	4.0	4.0
Interest expense	(13.0)	(12.0)
Depreciation and amortization	(30.0)	(28.0)
Non-cash stock-based compensation	(33.0)	(31.0)
Loss on convertible notes	(3.7)	(3.7)
Loss on auction rate securities	(28.8)	(28.8)
Other expenses, net	(0.3)	(0.3)

Consolidated pre-tax income from continuing operations	45.2	58.2

Income tax provision	(9.0)	(15.0)

Consolidated income from continuing operations	$36.2	$43.2

Income from continuing operations per share:
Basic	$0.64	$0.76

Diluted	$0.56	$0.66

Weighted-average shares outstanding used in computing income from continuing operations per common share:
Basic	57.0	57.0
Diluted	65.0	65.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to consolidated income from continuing operations
Additional information regarding forecast for second quarter of 2010:
•	Revenue is forecasted to be in excess of $115 in quarter ending June 30, 2010, an increase in excess of 16% from last year. Public portal advertising and sponsorship revenue is expected to grow in excess of 23%.

•	Adjusted EBITDA as a percentage of revenue is forecasted to be in excess of 26% in quarter ending June 30, 2010

•	Income from continuing operations as a percentage of revenue is forecasted to be in excess of 6% in quarter ending June 30, 2010
Additional information regarding full year 2010 forecast:
•	Income tax rate is forecasted to be approximately 43% of pretax income for the second, third and fourth quarters of 2010.

•	The distribution of the annual revenue is expected to be approximately 83% public portal advertising and sponsorship and 17% private portal services. Quarterly revenue distributions may vary from this annual estimate.

•	2010 guidance excludes any gains or losses related to:

•	Additional conversion and / or repurchases of convertible notes

•	Sales of Porex Senior Secured Notes and / or other investments